EXHIBIT 5

       SOLOMON WARD SEIDENWURM & SMITH, LLP LETTERHEAD


April 29, 1998


BOATRACS, Inc.
6440 Lusk Boulevard, Suite D-201
San Diego, CA  92121

Re:  Registration Statement on Form SB-2

Gentlemen:

We are delivering this opinion and consent to you in connection with the registration under the Securities Act of 1933, as amended, of 74,600 shares of common stock, no par value (the "Shares"), of BOATRACS, Inc. (the "Company") held be certain shareholders of the Company, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares are duly authorized, validly issued and fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to this firm as set forth under the caption
"Legal Matters" in the Prospectus constituting part of the Registration Statement.

Very truly yours,

SOLOMON WARD SEIDENWURM & SMITH, LLP


By:                  /s/ Norman L. Smith
                       Norman L. Smith